Exhibit 99.1

Kroger Reports Fourth Quarter and Full Year 2015 Results

Q4 EPS of $0.57 and Full Year 2015 EPS of $2.06

Q4 ID Sales Without Fuel Up 3.9% Excluding Roundy’s

Initial 2016 Net Earnings Growth Guidance of $2.19 to $2.28 Per Diluted Share

Fiscal 2015 Highlights

•                  Achieved 49th  consecutive quarter of positive identical supermarket sales growth, excluding fuel

•                  Reduced operating expenses as a rate of sales for 11th consecutive year

•                  Exceeded commitment to slightly expand FIFO operating margin, excluding fuel and Roundy’s, on a rolling four quarters basis

•                  Increased capital investment and improved return on invested capital

CINCINNATI, March 3, 2016 — The Kroger Co. (NYSE: KR) today reported fourth quarter net earnings of $0.57 per diluted share and identical supermarket sales growth, without fuel, of 3.9%. Including six weeks of Roundy’s results, identical supermarket sales growth without fuel was 3.7%. Fiscal 2015 net earnings were $2.06 per diluted share and identical supermarket sales growth, without fuel, was 5.0%.

Comments from Chairman and CEO Rodney McMullen

“2015 was an outstanding year for Kroger. We delivered on our performance targets, grew market share, created 9,000 new jobs, supported our communities, and continued to expand our use of technology to drive growth. And we’re not done. In 2016, we will continue making a difference for our customers and associates, growing our business, and delivering value for shareholders.”

Details of Fourth Quarter 2015 Results

Total sales, excluding fuel, increased 6.5% in the fourth quarter over the same period last year. Excluding Roundy’s, total sales without fuel increased 4.4% in the fourth quarter. Total sales including fuel and Roundy’s increased 3.8% to $26.2 billion in the fourth quarter compared to $25.2 billion for the same period last year.

Net earnings for the fourth quarter totaled $559 million, or $0.57 per diluted share.

The company recorded a LIFO credit of $30 million in the fourth quarter, compared to a $9 million LIFO charge in the same quarter last year.

FIFO gross margin was 22.7% of sales for the fourth quarter. Excluding retail fuel operations, FIFO gross margin increased 1 basis point from the same period last year.

Total operating expenses — excluding retail fuel operations, Roundy’s, a $30 million contribution to the UFCW Consolidated Pension Plan in the fourth quarter of 2015, and a $60 million contribution to The Kroger Co. Foundation and a $55 million contribution to the UFCW Consolidated Pension Plan in the fourth quarter of 2014 — increased 23 basis points as a percent of sales compared to the prior year. Drivers of this increase included health care and pension costs, as well as chargebacks related to EMV credit card transition during the fourth quarter.

Fiscal 2015 Results

Total sales, excluding fuel, increased 6.0% in 2015 compared to 2014. Excluding Roundy’s, total sales without fuel increased 5.5% in 2015. Total sales including fuel and Roundy’s increased 1.3% to $109.8 billion in 2015 compared to $108.5 billion in 2014.

Net earnings for 2015 totaled $2.04 billion, or $2.06 per diluted share.

Kroger’s LIFO charge for 2015 was $28 million, compared to a $147 million LIFO charge in 2014.

FIFO gross margin for 2015, excluding retail fuel operations, declined 4 basis points.

Total operating expenses for 2015 — excluding retail fuel operations, the 2015 and 2014 contributions to the UFCW Consolidated Pension Plan, the 2014 adjustment items (see Table 6), and the 2014 contribution to The Kroger Co. Foundation — decreased 9 basis points as a percent of sales compared to the prior year.

FIFO operating margin for 2015 — excluding retail fuel operations, the 2015 and 2014 contributions to the UFCW Consolidated Pension Plan, the 2014 adjustment items (see Table 6), and the 2014 contribution to The Kroger Co. Foundation — increased 5 basis points compared to the prior year. On this basis and excluding Roundy’s, the increase was 8 basis points compared to the prior year.

Fiscal 2015 Job Creation

Kroger’s total active workforce grew by more than 9,000 during 2015. More than 90 percent of the new jobs are in the company’s supermarket divisions, ranging from full-time department heads and assistant store managers to part-time courtesy clerks and cashiers.

“Kroger is a place where people can come for a job and stay for a career,” said Mr. McMullen. “Our growth strategy is creating even more opportunities for our people, including leaders at all levels. We believe this opportunity culture is a differentiator for Kroger.”

Over the last eight years, Kroger has created more than 74,000 new jobs. This figure does not include increases due to the company’s mergers. Kroger and its subsidiaries today employ more than 431,000 associates.

The company hired more than 7,000 veterans in 2015, and has hired more than 35,000 veterans since 2009.

Financial Strategy

Kroger’s long-term financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders. Maintaining its current investment grade debt rating allows the company to use its cash flow to take advantage of strategically and financially compelling opportunities and to continue its fill-in strategy, repurchase shares and fund the dividend, which is expected to increase over time.

The company’s net total debt to adjusted EBITDA ratio decreased to 2.08, compared to 2.14 during the same period last year (see Table 5).

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $3.3 billion for the year, compared to $2.8 billion in 2014.

Kroger’s strong financial position allowed the company to return more than $1.1 billion to shareholders through share buybacks and dividends in 2015. During the fiscal year, Kroger repurchased approximately 19 million common shares for a total investment of $703 million.

Kroger’s strong EBITDA performance resulted in a return on invested capital for 2015 of 13.93%, compared to 13.76% for 2014, excluding Roundy’s.

Fiscal 2016 Annual Guidance

Kroger anticipates identical supermarket sales growth, excluding fuel, of approximately 2.5% to 3.5% for 2016. This range takes into account the expectation of lower inflation during the year, and the merger with Roundy’s.

Full-year net earnings for 2016 are expected to range from $2.19 to $2.28 per diluted share. Where the company falls within the range will be primarily driven by actual fuel margins, which are expected to be at or slightly below the five-year average, with continued volatility. Kroger expects its core business in 2016 to grow in line with its long-term net earnings per diluted share growth rate of 8 — 11%. Shareholder return will be further enhanced by a dividend which is expected to increase over time.

The company expects capital investments, excluding mergers, acquisitions and purchases of leased facilities, to be in the $4.1 to $4.4 billion range for 2016.

Every day, the Kroger Family of Companies makes a difference in the lives of eight and a half million customers and 431,000 associates who shop or serve in 2,778 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Kroger and its subsidiaries operate an expanding ClickList offering — a personalized, order online, pick up at the store service — in addition to our 2,231 pharmacies, 784 convenience stores, 323 fine jewelry stores, 1,387 supermarket fuel centers and 38 food production plants in the United States. Kroger is recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 3, 2016 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 3, 2016.

4th Quarter and Fiscal Year 2015 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2015		2014		2015		2014
SALES	$26,165	100.0%	$25,207	100.0%	$109,830	100.0%	$108,465	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	20,193	77.2	19,547	77.6	85,496	77.8	85,512	78.8
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,355	16.6	4,119	16.3	17,946	16.3	17,161	15.8
RENT	181	0.7	162	0.6	723	0.7	707	0.7
DEPRECIATION AND AMORTIZATION	508	1.9	467	1.9	2,089	1.9	1,948	1.8

OPERATING PROFIT	928	3.6	912	3.6	3,576	3.3	3,137	2.9

INTEREST EXPENSE	113	0.4	115	0.5	482	0.4	488	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	815	3.1	797	3.2	3,094	2.8	2,649	2.4

INCOME TAX EXPENSE	250	1.0	274	1.1	1,045	1.0	902	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	565	2.2	523	2.1	2,049	1.9	1,747	1.6

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	6	—	5	—	10	—	19	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$559	2.1%	$518	2.1%	$2,039	1.9%	$1,728	1.6%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.57		$0.53		$2.09		$1.74

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	966		972		966		981

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.57		$0.52		$2.06		$1.72

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	980		987		980		993

DIVIDENDS DECLARED PER COMMON SHARE	$0.105		$0.093		$0.408		$0.350

Note:       Certain percentages may not sum due to rounding.

Note:                      The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                                   Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                  A LIFO credit of $(30) and a charge of $9 were recorded in the fourth quarter of 2015 and 2014, respectively.  For the year to date period, LIFO charges of $28 and $147 were recorded for 2015 and 2014, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 30,	January 31,
	2016	2015

ASSETS
Current Assets
Cash	$277	$268
Store deposits in-transit	923	988
Receivables	1,734	1,266
Inventories	6,168	5,688
Prepaid and other current assets	790	701

Total current assets	9,892	8,911

Property, plant and equipment, net	19,619	17,912
Intangibles, net	1,053	757
Goodwill	2,724	2,304
Other assets	609	613

Total Assets	$33,897	$30,497

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,370	$1,874
Trade accounts payable	5,728	5,052
Accrued salaries and wages	1,426	1,291
Deferred income taxes	235	287
Other current liabilities	3,226	2,888

Total current liabilities	12,985	11,392

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	9,708	9,723
Adjustment to reflect fair-value interest rate hedges	1	—
Long-term debt including obligations under capital leases and financing obligations	9,709	9,723

Deferred income taxes	1,733	1,209
Pension and postretirement benefit obligations	1,380	1,463
Other long-term liabilities	1,301	1,268

Total Liabilities	27,108	25,055

Shareowners’ equity	6,789	5,442

Total Liabilities and Shareowners’ Equity	$33,897	$30,497

Total common shares outstanding at end of period	967	973
Total diluted shares year-to-date	980	993

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,049	$1,747
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,089	1,948
LIFO charge	28	147
Stock-based employee compensation	165	155
Expense for Company-sponsored pension plans	103	55
Deferred income taxes	317	73
Other	113	109
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	95	(27)
Receivables	(59)	(141)
Inventories	(184)	(147)
Prepaid and other current assets	(28)	2
Trade accounts payable	440	135
Accrued expenses	191	197
Income taxes receivable and payable	(359)	(68)
Other	(114)	(22)

Net cash provided by operating activities	4,846	4,163

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(3,349)	(2,831)
Proceeds from sale of assets	45	37
Payments for mergers	(168)	(252)
Other	(98)	(14)

Net cash used by investing activities	(3,570)	(3,060)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,181	576
Payments on long-term debt	(1,245)	(375)
Net (payments) borrowings on commercial paper	(285)	25
Dividends paid	(385)	(338)
Excess tax benefits on stock-based awards	97	52
Proceeds from issuance of capital stock	107	110
Treasury stock purchases	(703)	(1,283)
Investment in the remaining equity of a noncontrolling interest	(26)	—
Other	(8)	(3)

Net cash used by financing activities	(1,267)	(1,236)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	9	(133)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	268	401
END OF QUARTER	$277	$268

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(3,349)	$(2,831)
Payments for lease buyouts	35	135
Changes in construction-in-progress payables	(35)	(56)
Total capital investments, excluding lease buyouts	$(3,349)	$(2,752)

Disclosure of cash flow information:
Cash paid during the year for interest	$474	$477
Cash paid during the year for income taxes	$1,001	$941

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.  These results include Roundy’s sales for the last six weeks of the fourth quarter for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2015	2014	2015	2014

INCLUDING FUEL CENTERS	$23,667	$23,264	$98,916	$97,813
EXCLUDING FUEL CENTERS	$21,510	$20,740	$87,553	$83,349

INCLUDING FUEL CENTERS	1.7%	2.5%	1.1%	4.2%
EXCLUDING FUEL CENTERS	3.7%	6.0%	5.0%	5.2%

(a)     Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	January 30,	January 31,
	2016	2015	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,370	$1,874	$496
Face-value of long-term debt including obligations under capital leases and financing obligations	9,708	9,723	(15)
Adjustment to reflect fair-value interest rate hedges	1	—	1

Total debt	$12,079	$11,597	$482

Less: Prepaid benefit payments	275	275	—

Net total debt	$11,804	$11,322	$482

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement.  The table below includes the operations of Roundy’s for the last six weeks of the fourth quarter in the year-to-date period ended January 30, 2016.

	YEAR-TO-DATE
	January 30,	January 31,
	2016	2015

Net earnings attributable to The Kroger Co.	$2,039	$1,728
LIFO	28	147
Depreciation and amortization	2,089	1,948
Interest expense	482	488
Income tax expense	1,045	902
Adjustments for pension plan agreements	—	87
Other	(5)	(7)

Adjusted EBITDA	$5,678	$5,293

Net total debt to adjusted EBITDA ratio	2.08	2.14

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2015, The Kroger Co. did not have any adjustment items.  In 2014, these items included the benefit from certain tax items and charges related to the restructuring of certain pension obligations.

	FOURTH QUARTER		YEAR-TO-DATE
	2015	2014	2015	2014

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$559	$518	$2,039	$1,728

BENEFIT FROM CERTAIN TAX ITEMS (a)	—	—	—	(17)

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	—	56

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$559	$518	$2,039	$1,767

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.57	$0.52	$2.06	$1.72

BENEFIT FROM CERTAIN TAX ITEMS (c)	—	—	—	(0.02)

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	—	—	0.06

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.57	$0.52	$2.06	$1.76

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	980	987	980	993

(a)              The amounts presented represent the after-tax effect of each adjustment.

(b)              The pre-tax adjustment for the pension plan agreements was $87.

(c)               The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital for 2015 and 2014.  The 2015 calculation of return on invested capital excludes the financial position, results and merger costs for the Roundy’s transaction.

	YEAR-TO-DATE
	January 30,	January 31,
	2016	2015
Return on Invested Capital
Numerator (a)
Operating profit	$3,576	$3,137
LIFO charge	28	147
Depreciation and amortization	2,089	1,948
Rent	723	707
Adjustments for pension plan agreements	—	87
Other	(13)	—

Adjusted operating profit	$6,403	$6,026

Denominator (b)
Average total assets	$32,197	$29,860
Average taxes receivable (c)	(206)	(19)
Average LIFO reserve (d)	1,259	1,197
Average accumulated depreciation and amortization	17,441	16,057
Average trade accounts payable	(5,390)	(4,967)
Average accrued salaries and wages	(1,359)	(1,221)
Average other current liabilities (e)	(3,054)	(2,780)
Adjustment for Roundy’s transaction (f)	(714)	—
Rent * 8 (g)	5,784	5,656

Average invested capital	$45,958	$43,783

Return on Invested Capital	13.93%	13.76%

(a)         Represents year-to-date results for the periods noted.

(b)         Represents the average of amounts at the beginning and end of year.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           Adjustment to remove the assets and liabilities recorded at year end for the Roundy’s transaction.

(g)          The factor of eight estimates the hypothetical capitalization of our operating leases.